Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of June 8, 2023 (the “Effective Date”) by and between Cullinan Oncology, Inc., a Delaware corporation with principal offices at One Main Street, Suite 1350, Cambridge, MA 02141 and on behalf of its affiliates and subsidiaries (collectively “Cullinan”) and Patrick Baeuerle, PhD, (“Consultant”). Cullinan and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties entered into a Service Agreement effective as of the closing of the Cullinan’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (“Service Agreement”); and

WHEREAS, the Parties have mutually agreed to terminate the Service Agreement for purposes beneficial to both Parties and desire to replace the Service Agreement with this Agreement upon the Effective Date.

1. Engagement of Services. Consultant agrees to provide temporary consulting services to Cullinan as described in Exhibit A hereto (collectively, the “Services”) during the Term (as defined herein) of this Agreement. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Cullinan’s prior written consent. Consultant agrees and affirms that he shall comply fully with all applicable laws, rules and regulations governing such Services, as well as with any applicable policies of Cullinan.

1.1 Title. Consultant shall be referred to in Cullinan’s publicly facing documents and presentations as Co-Founder, Chief Scientific Advisor.

1.2 Third Party Board Participation. The Consultant may serve on boards of directors other than Cullinan’s, provided Consultant obtains prior written consent from an officer of Cullinan before committing to serve in such capacity.

2. Compensation. As sole compensation for the performance of the Services, Cullinan will pay to Consultant the amount(s) specified in Exhibit A hereto (the “Compensation”). Consultant shall be entitled to receive reimbursement for all reasonable expenses incurred by the Consultant during the Term in performing Services hereunder, (i) subject to Cullinan’s approval and (ii) in accordance with Cullinan’s travel and expense policies and procedures.

2.1 Tax Compliance. Consultant understands that as a non-US resident, he is subject to potential withholding tax under US law. Consultant agrees to furnish Forms W-8 as requested by Cullinan from time to time and to be bound by withholding requirements as determined under Form W-8. Consultant agrees to cooperate with Cullinan with respect to furnishing any requested tax information related to Cullinan’s tax obligations under law and to indemnify Cullinan to the extent it incurs any tax liability as a result of this Agreement.

2.2 No Additional Consulting Benefits. Consultant agrees that he shall provide the Services in exchange for the Compensation described in this Section 2 and that he is not entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company or any other consideration or benefits from the Company for the performance of the Services.

3. Equipment. During the Term, Cullinan may provide to Consultant on a loaned basis and without charge: (i) use of certain computer equipment along with certain Cullinan software (the "IT Equipment") as deemed necessary by Cullinan to facilitate the consulting relationship hereunder, and (ii) access, and technical support in connection with such access, to Cullinan’s data, files, database(s), e-mail system, and other electronic systems (the "IT Infrastructure") as deemed necessary by Cullinan to facilitate the contracting relationship hereunder. Consultant acknowledges that the IT Equipment and the IT Infrastructure are made available to Consultant by Cullinan solely for purposes related to the provision of the Services described herein and that his use of the IT Equipment and IT Infrastructure is subject to the provisions of this Agreement, including Section 4 hereof, and to any other applicable policy of Cullinan.

4. Independent Contractor/No Employment Relationship. Consultant’s relationship with Cullinan will be that of an independent contractor. No relationship of employer and employee, or partners, or joint venturers, or agent and principal shall be created by this Agreement.

4.1 Scope of Authority. Consultant shall not be authorized to transact business, incur obligations, sell goods, receive payments solicit orders or assign or create any obligation of any kind, express or implied, or make any other representation or enter into any contract or commitment on behalf of Cullinan, unless expressly authorized to do so in writing by Cullinan.

4.2 Performance of Services. Consultant shall have the right to control and determine the methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by Consultant on any given day will be entirely within Consultant’s control, and Cullinan will rely on Consultant to put in the amount of time as is necessary to fulfill the requirements of this Agreement, provided Cullinan has a general right of inspection and supervision to secure their satisfactory completion.

4.2 Compliance with Applicable Laws. Consultant’s relationship with Cullinan being that of an independent contractor, Consultant shall be barred from making any claim against Cullinan for disability coverage, health and dental coverage, minimum wage, insurance coverage, unemployment insurance benefits, vacation pay, sick leave, or any other employee benefit of any kind and Consultant shall not be entitled to any of the benefits that Cullinan may make available to its employees. Cullinan will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant accepts exclusive liability for complying with all applicable state and federal laws governing self-employed individuals and for making payments corresponding thereto and Consultant acknowledges and agrees that the Consultant is fully responsible for all such matters and shall indemnify Cullinan as well as its successor companies, affiliates and subsidiaries (“Cullinan Indemnitees”) for any costs incurred by Cullinan Indemnitees or arising as a result of Consultant’s failure to make such payments, remittances or withholdings, including without limitation penalties and interest.

4.3 Non-Exclusivity. Consultant retains the right to contract with other companies or entities for full or part time employment or consulting services, without restriction, provided, however, that Consultant remains in compliance with the terms of the Confidentiality, Assignment and Non-solicitation Agreement that Consultant previously executed for the benefit of the Company and which remains in full force and effect. Likewise, the Company retains a reciprocal right to contract with other companies and/or individuals for consulting services without restriction.

5. Confidential Information Protections.

5.1 Nondisclosure; Recognition of Cullinan’s Rights. Consultant acknowledges that his relationship with Cullinan is one of high trust and confidence and that in the course of his services to Cullinan he has had and will continue to have access to Confidential Information (defined below). At all times during and after Consultant’s performance of Services for Cullinan and after expiration or termination of this Agreement, Consultant will hold in confidence and will not disclose, use, lecture upon, or publish any Cullinan Confidential Information, except as may be required in connection with its work for Cullinan, or as expressly authorized by Cullinan. Consultant will obtain written approval by an officer of Cullinan before publishing or submitting for publication any material (written, oral, or otherwise) that relates to his work at Cullinan and/or incorporates any Cullinan Confidential Information. Consultant hereby assigns to Cullinan any and all rights Consultant may have or acquire in any and all Confidential Information and recognizes that all Confidential Information shall be the sole and exclusive property of Cullinan and its assigns.

5.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Cullinan’s business or its or their actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) tangible and intangible information relating to gene sequences, biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, assays and assay components, chemical structures and analysis, and media, procedures and formulations for producing any such assays or assay components, and pre-clinical and clinical data, results, developments or experiments; (c) patents or patent applications, information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (d) information regarding the skills and compensation of Cullinan employees, contractors, and any other service providers of Cullinan; (e) the existence of any business discussions, negotiations, or agreements between Cullinan and any third party; and (f) information or data stored in or accessed from Cullinan’s software applications, or third party hosted software applications, and systems to which Consultant has access.

Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Confidential Information, whether created by Consultant or others, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of Cullinan to be used by Consultant only in the performance of his duties for Cullinan and shall not be copied or removed from Cullinan premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of Consultant shall be delivered to the Cullinan, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, Consultant shall not retain any such materials or copies thereof or any such tangible property.

5.3 Third Party Information. Consultant understands that Cullinan has received and will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Cullinan’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the Term, Consultant will hold Third Party Information in strict confidence and will not disclose to anyone (other than personnel of Cullinan who need to know such information in connection with their work for Cullinan) or use, Third Party Information, except in connection with the provision of Services for Cullinan or unless expressly authorized by an officer of Cullinan in writing.

5.4 No Improper Use of Information of Prior Employers and Others. Consultant represents that his performance of Services for Cullinan does not and will not breach any agreement with his current or former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by him prior to his performance of the Services for Cullinan. Consultant further represents that Consultant has not entered into, and will not enter into, any agreement, either written or oral, that conflicts with the obligations under this Agreement. During his performance of Services for Cullinan, Consultant will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Consultant bring onto the premises of Cullinan or use any unpublished documents or any property belonging to any current or former employer or other third party, in violation of any lawful agreements with any current or former employer or third party. Consultant will use in the performance of his duties only information that is generally known and used by persons with training and experience comparable to his own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Cullinan.

5.5 Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions that are known to Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

5.6 Consultant’s obligations under this Section 5 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 5, (ii) is generally disclosed to third parties by Cullinan without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of Cullinan. Further, nothing herein prohibits Consultant from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. In addition, notwithstanding Consultant’s confidentiality and nondisclosure obligations, Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6. Inventions.

6.1 Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, modifications, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

6.2 Disclosure and Assignment of Cullinan Inventions. Consultant agrees to make full and prompt disclosure to Cullinan of all inventions, creations, improvements, enhancements, designs, innovations, discoveries, processes, methods, techniques, developments, software, computer programs, and works of authorship, whether or not patentable and whether or not copyrightable, that are created, made, conceived or reduced to practice by Consultant or under his direction or jointly with others (i) during the Term if made for the Company in the course of the performance of the Services hereunder or (ii) during or after the Term if resulting or derived from Confidential Information, whether or not during normal working hours or on the premises of Cullinan.

Inventions assigned to Cullinan or to a third party as directed by Cullinan pursuant to the subsection titled “Government or Third Party” are referred to in this Agreement as “Cullinan Inventions.” Subject to the subsection titled “Government or Third Party”, Consultant hereby assigns and agrees to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Cullinan all right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by him, either alone or with others, during the period of my performance of Services for Cullinan and during the term of this Agreement with Cullinan. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Cullinan and to the extent the following is allowed by the laws in any country where Moral Rights exist, Consultant hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against Cullinan or related to Cullinan’s customers, with respect to such rights. Consultant further acknowledges and agrees that neither his successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

6.3 Obligation to Keep Cullinan Informed. During the period of performance of Services for Cullinan and during the Term of this Agreement, and for one (1) year after his performance of Services for Cullinan and this Agreement ends, Consultant will promptly and fully disclose to Cullinan in writing (a) all Inventions authored, conceived, or reduced to practice by him, either alone or with others and (b) all patent applications filed by Consultant or in which Consultant is named as an inventor or co-inventor.

6.4 Government or Third Party. Consultant agrees that, as directed by Cullinan, Consultant will assign to a third party, including without limitation the United States, all of his right, title, and interest in and to any particular Cullinan Invention.

6.5 Cooperation during Patent Prosecution. Consultant agrees to cooperate fully with Cullinan, both during and after the Consultation Period, with respect to the procurement, maintenance, and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions that occurred or were initiated during the Consultation Period. Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which Cullinan may deem necessary or desirable in order to protect its rights and interests in any Invention. Consultant further agrees that if Cullinan is unable, after reasonable effort, to secure the signature of Consultant on any such papers, any executive officer of Cullinan shall be entitled to execute any such papers as the agent and the attorney-in-fact of Consultant, and Consultant hereby irrevocably designates and appoints each executive officer of Cullinan as Consultant’s agent and attorney-in-fact to execute any such papers on Consultant’s behalf, and to take any and all actions as Cullinan may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.

6.6 Litigation, Investigation and Regulatory Cooperation and Assistance. During and after the period of Consultant’s performance of the Services on behalf of Cullinan, and at Cullinan’s request and expense, Consultant shall cooperate fully with Cullinan, including in (i) the defense or prosecution of any claims or actions, including without limitation enforcement of United States or Foreign Intellectual Property Rights and Moral Rights relating to Cullinan’s Inventions, now in existence or which may be brought in the future against or on behalf of Cullinan which relate to events or occurrences that transpired while the Consultant was engaged by Cullinan, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Consultant may have knowledge or information. The Consultant’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of Cullinan at mutually convenient times. During and after Consultant’s performance of the Services, Consultant shall also cooperate fully with Cullinan in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was engaged by the Company. The Company shall reimburse Consultant for any reasonable out-of-pocket expenses incurred in connection with the Consultant’s performance of his obligations pursuant to this Section 6.6. If Cullinan is unable to secure his signature on any document needed in connection with such purposes, Consultant hereby irrevocably designates and appoints Cullinan and its duly authorized officers and agents as Consultant’s agent and attorney in fact, which appointment is coupled with an interest, to act on Consultant’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by him.

7. Records. Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Cullinan) of all Inventions made by Consultant during the period of my performance of Services for Cullinan, which records shall be available to, and remain the sole property of, Cullinan at all times.

8. Termination; Non-Solicitation; Return of Cullinan Property.

8.1 Term. This Agreement shall govern all Services that Consultant provides to Cullinan commencing on the Effective Date and ending on December 31, 2024 (hereinafter the “Term”) unless earlier terminated as provided herein. This Agreement will automatically renew and extend for one-year periods beginning on January 1, 2025, each constituting a subsequent Term, unless earlier terminated as provided herein.

8.2 Termination of Agreement. Either Party may terminate this Agreement for convenience, for any or no reason, at any time upon one hundred eighty (180) calendar days’ prior written notice to the other Party, unless otherwise mutually agreed by the Parties. Either Party may terminate this Agreement upon written notice to the other Party if the other Party breaches this Agreement and does not cure the breach within thirty (30) calendar days following receipt of written notice thereof from the non-breaching Party. Such right to terminate this Agreement for breach shall be in addition to any other remedies available to the terminating Party at law. In case of the termination of this Agreement in accordance with Section 8 hereof, Consultant shall not be entitled to receive any termination pay, severance pay, or any damages or other payments arising from the termination of this Agreement, other than the unpaid Annual Compensation effectively earned up to the date of termination of this Agreement, if any, and any reimbursement of any non-cancellable expenses accrued prior to the date of termination.

8.3 Non-Solicitation and Non-Interference with Business. After the Effective Date and during the Term and for the period of one (1) year immediately following expiration of this Agreement or earlier termination of this Agreement, the Consultant shall not, on his own behalf or on behalf of, or in connection with, any other person, directly or indirectly, in any capacity whatsoever, including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, consultant, licensor, licensee, franchiser, franchisee, distributor, supplier or trustee or by and through any person or otherwise: (a) employ, offer employment to, recruit, or solicit for employment any individual who is employed by Cullinan or who has resigned within the preceding three months from Cullinan, or solicit or induce, or attempt to induce, any employee of Cullinan to terminate their employment relationship with Cullinan, whether or not such individual would thereby commit any breach of any contract or terms of employment; (b) solicit or induce, or attempt to induce, any contractor or consultant of Cullinan to terminate its consulting arrangement or otherwise cease its relationship with Cullinan, whether or not such contractor or consultant would thereby commit any breach of any contract; or (c) interfere or attempt to interfere with the business of Cullinan or persuade or attempt to persuade, solicit, divert or take away, or attempt to divert or to take away, any customer, prospective customer or supplier of Cullinan or alter in an adverse manner such person's relationship with Cullinan.

8.4 Return of Cullinan Property. Except as otherwise directed by Cullinan in writing, upon expiration or termination of this Agreement, Consultant will return to Cullinan all tangible Cullinan property provided or loaned to Consultant hereunder, including but not limited to the IT Equipment, and Consultant's access to the IT Infrastructure shall be thereafter terminated. Further upon expiration or termination of the Agreement, or earlier as requested by Cullinan, Consultant will deliver to Cullinan any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Cullinan Invention, Third Party Information, or Confidential Information and cooperate in any manner requested by Cullinan to return Cullinan property.

8.5 Survival. The following provisions shall survive termination of this Agreement: Sections 4 – 9.

9. General Provisions.

9.1 Indemnification. Consultant shall indemnify, defend and hold Cullinan, its affiliates and subsidiaries and their officers, directors, employees and agents harmless from and against any and all claims, charges, demands, suits, causes or rights of action, liabilities, losses, damages, costs, fees and/or expenses, of any nature whatsoever (including reasonable attorneys' fees, court costs and out-of-pocket expenses) suffered or incurred by Cullinan and its affiliates and subsidiaries arising from the rendering of the Services by the Consultant.

9.2 Governing Law, Jurisdiction. This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the state of Delaware as applied to transactions taking place wholly within the state of Delaware regardless of where Consultant may perform Services. Consultant explicitly waives any causes of actions or remedies he may have with respect to the laws of any jurisdiction other than the state of Delaware.

9.3 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.4 Opportunity to Obtain Legal Advice. The Parties acknowledge that they have read and negotiated this Agreement, and have discussed and have been afforded a reasonable opportunity to obtain independent legal advice and consider the meaning and effects of this Agreement.

9.5 Assignment, Binding Effect. This Agreement may not be assigned by Consultant without Cullinan’s consent, and any such attempted assignment shall be void and of no effect. Consultant hereby recognizes being personally bound by the obligations contained herein and agrees that the terms and provisions of this Agreement shall be binding upon his heirs, executors, administrators and representatives.

9.6 Notices. All notices, requests, and other communications under this Agreement must be in writing and must be mailed by registered or certified mail, postage prepaid and return receipt requested, delivered by hand, sent by internationally-recognized courier service, or sent by receipted electronic mail, to the Party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand or internationally-recognized courier service, any such notice will be considered to have been given when received by the Party to whom notice is given, as evidenced by written and dated receipt of the receiving Party or by written confirmation of delivery by such internationally-recognized courier service, respectively. If sent by electronic mail, which if sent by Consultant shall be sent to legal@cullinanoncology.com, such notice will be considered to have been given upon receipt by the sending Party of receiving Party’s written confirmation of receipt of such notice. The mailing address for notice to either Party will be the address shown on the first page of this Agreement. Either Party may change its mailing address by notice as provided by this section.

9.7 Legal Fees. If any dispute arises between the Parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing Party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

9.8 Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Cullinan for which there may be no adequate remedy at law, and Cullinan is therefore entitled to seek injunctive relief, with any requirement for the securing or posting of any bond in connection with seeking such relief hereby being waived, as well as such other and further relief as may be appropriate.

9.9 Waiver. No waiver by Cullinan of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Cullinan of any right under this Agreement shall be construed as a waiver of any other right. Cullinan shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

9.11 Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions between the Parties regarding the subject matter hereof. For sake of clarity, the Parties agree this Agreement supersedes and cancels in all respects all prior agreements, including without limitation the Service Agreement, promises, and understandings, oral or written, between Consultant and Cullinan, with the exception of the Confidentiality, Assignment and Non-Solicitation Agreement previously executed by the Parties, which shall remain in full force and effect. The terms of this Agreement will govern all Services undertaken by Consultant for Cullinan.

9.12. Modification. This Agreement may be amended or modified only by written instrument executed by both Consultant and Cullinan. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both Parties.

In Witness Whereof, the Parties have caused this Agreement to be executed as of the Effective Date set forth above.

Cullinan Oncology, Inc.		Patrick Baeuerle, PhD
By:	/s/ Steve Andre	By:	/s/ Patrick Baeuerle
Name:	Steve Andre	Name:	Patrick Baeuerle
Title:	Chief Human Resources Officer	Title:	CSO, Biologics
Date:	June 8, 2023	Date:	June 12, 2023

EXHIBIT A

1. Services:

Location:

•
Consultant will perform the Services from Germany, and will travel to the United States to perform Services at the request of the Company, generally not to exceed once per month.

Services:

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Consultant shall provide the following Services, as requested by Cullinan:
o
Serve as Chair of Cullinan’s Scientific Advisory Board
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In investor and analyst meetings and calls, and medical conferences, cover, as requested by Cullinan, all aspects of target biology and expression, drug design, manufacturing, mode of action, and preclinical safety and efficacy data for Cullinan’s pipeline
o
Keep abreast of competitive landscape and understand all competitor programs, and provide advice to Cullinan thereon
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Publish CGEM’s data in reputed journals and as posters and/or oral presentations at significant scientific and industry conferences
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Represent Cullinan Oncology at key industry meetings/panels
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Help identify and assess in-licensing opportunities with compelling preclinical data and, as appropriate, clinical data
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Contribute to and review pitch decks describing new and existing programs
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Engage in drafting and reviewing IND-enabling documents
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Help IP/legal with CGEM’s IP strategy, and ongoing patent efforts
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Provide advice with prioritization of early pipeline
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Help optimize biomarker programs across all studies
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Help analyze and interpret clinical efficacy, safety from clinical programs, in context of translational analyses, including biomarker data, PK and PD study results
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Help create hypotheses for further studies
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Provide advice with regard to selection of indications and combination therapies
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Provide advice with regard to competing programs

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Propose additional lab work to fully understand MoA and safety signals
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Participate in Cullinan Leadership Team (“CLT”) meetings and serve as advisor to CLT
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Other deliverables, as requested by Cullinan

2. Compensation:

Consultant shall be paid $40,556.25 per month for a maximum total amount not to exceed $480,000 per calendar year (the “Annual Compensation”) for the Term of this Agreement, except with Cullinan’s prior written approval.

Subject to the criteria set forth below, Consultant shall be eligible to receive a bonus payment in the amount of 40% of the Annual Compensation, payable in the first quarter of 2024, for services performed throughout calendar year 2023. For subsequent calendar years, and subject to the criteria set forth below, Consultant shall be eligible to receive a bonus payment in the amount of 25% of the Annual Compensation, payable in the first quarter of a calendar year for Services performed the preceding calendar year. Eligibility for any bonus payment shall be contingent on Consultant having attended and participated in, to Cullinan’s satisfaction, 75% of those investor and analyst meetings and medical conferences that an officer of Cullinan invited Consultant to attend, and 100% of Scientific Advisory Board meetings in the relevant calendar year.